EXHIBIT 10.11

RS Agreement

Standard Cliff

7-04

RESTRICTED

STOCK AWARD AGREEMENT

This Restricted Stock Award (“Award”) is made this              day of              2004 (“Date of Grant”), by Motorola, Inc. (the “Company” or “Motorola”) to                                  (the “Grantee”).

WHEREAS, Grantee is receiving the Award under the [NAME OF PLAN] (the “Plan”); and

WHEREAS, the Award is a special grant of Motorola Restricted Stock; and.

WHEREAS, it is a condition to Grantee receiving the Award that Grantee execute by electronic acceptance and deliver to Motorola an agreement evidencing the terms, conditions and restrictions applicable to the restricted stock.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards restricted stock to Grantee on the following terms and conditions:

1. Award of Restricted Stock. The Company hereby grants to Grantee a total of ______________________ (______) shares of Motorola Restricted Stock (the “Restricted Stock”) subject to the terms and conditions set forth below.

2. Restrictions. The Restricted Stock is being awarded to Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”) which shall lapse, if at all, as described in Section 3 below. For purposes of this Award, the term Restricted Stock includes any additional shares of Restricted Stock or stock granted to the Grantee with respect to the Restricted Stock, still subject to the Restrictions.

a. Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Restricted Stock still subject to Restrictions. The Restricted Stock shall be forfeited if Grantee violates or attempts to violate these transfer restrictions.

b. Any Restricted Stock still subject to the Restrictions shall be automatically forfeited upon the Grantee’s termination of employment with Motorola or a Subsidiary for any reason, other than death, Total and Permanent Disability or Retirement. For purposes of this Agreement, a “Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Motorola and which is consolidated for financial reporting purposes. Total and Permanent Disability is defined in Section 3(a) and Retirement is defined in Section 3(c).

c. If Grantee engages, directly or indirectly, in any activity which is in competition with any activity of Motorola or any Subsidiary, or in any action or conduct which is in any manner adverse or in any way contrary to the interests of Motorola or any Subsidiary, all Restricted Stock shall be forfeited. This determination shall be made by the Compensation and Leadership Committee of the Company’s Board of Directors (the “Compensation Committee”).

The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited Restricted Stock.

3. Lapse of Restrictions.

a. Other than in the case of Retirement, the Restrictions applicable to the Restricted Stock shall lapse, as long as the Restricted Stock has not been forfeited as described in Section 2 above, as follows:

(i)	years from the Date of Grant (the “Restricted Period”);

(ii)	Upon a Change in Control of the Company (as defined by the Plan);

(iii)	Upon termination of Grantee’s employment by Motorola or a Subsidiary by Total and Permanent Disability. “Total and Permanent Disability” means for (x) U.S. employees, entitlement to long term disability benefits under the Motorola Disability Income Plan, as amended and any successor plan or a determination of a permanent and total disability under a state workers compensation statute and (y) non-U.S. employees, as established by applicable Motorola policy or as required by local regulations; or

(iv)	If the Grantee dies.

b. In the case of Retirement before the expiration of the Restricted Period, the Restrictions shall lapse upon Retirement, as long as the Restricted Stock has not been forfeited as described in Section 2 above, as follows:

(i)	If the Grantee Retires after the first year of the Restricted Period has expired, the Restrictions will lapse as to [20%] of the Restricted Stock;

(ii)	If the Grantee Retires after the second year of the Restricted Period has expired, the Restrictions will lapse as to [40%] of the Restricted Stock;

(iii)	If the Grantee Retires after the third year of the Restricted Period has expired, the Restrictions will lapse as to [60%] of the Restricted Stock; and

(iv)	If the Grantee Retires after the fourth year of the Restricted Period has expired, the Restrictions will lapse as to [80%] of the Restricted Stock.

c. “Retirement” for purposes of this Agreement means:

(i)	Retiring at or after age 55 with 20 years of service,

(ii)	Retiring at or after age 60 with 10 years of service; and

(iii)	Retiring at or after age 65, without regard to service.

d. If during the Restricted Period the Grantee takes a Leave of Absence from Motorola or a Subsidiary, the Restricted Stock will continue to be subject to this Agreement. If the Restricted Period expires while the Grantee is on a Leave of Absence the Grantee will be entitled to the Restricted Stock even if the Grantee has not returned to active employment. “Leave of Absence” means a leave of absence from Motorola or a Subsidiary that is not a termination of employment, as determined by Motorola.

e. To the extent the Restrictions lapse under this Section 3 with respect to the Restricted Stock, it will be free of the terms and conditions of this Award.

4. Adjustments. If the number of outstanding shares of Motorola Common Stock (“CommonStock”) is changed as a result of stock dividend, stock split or the like without additional consideration to the Company, the number of shares of Restricted Stock subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Common Stock.

5. Voting and Dividends. Subject to the restrictions contained in Section 3 hereof, Grantee shall have all rights of a stockholder of Motorola with respect to the Restricted Stock, including the right to vote the shares of Restricted Stock and the right to receive any cash or stock dividends payable with respect to Common Stock. Stock dividends issued with respect to the Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued. If a dividend is paid in shares of stock of another company or in other property, the Grantee will be credited with the number of shares of stock of that company or the amount of property which the Grantee otherwise would have received as the owner of a number of shares of Restricted Stock. The shares and property so credited will be subject to the same Restrictions and other terms and conditions applicable to the Restricted Stock and will be paid out in kind at the time the Restrictions lapse.

6. Delivery of Certificates or Equivalent. Upon the lapse of Restrictions applicable to the Restricted Stock, the Company shall, at its election, either (i) deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of shares of Restricted Stock upon which such Restrictions have lapsed, or (ii) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock equal to the number of shares of Restricted Stock upon which such Restrictions have lapsed.

7. Withholding Taxes. The Company is entitled to withhold an amount equal to Motorola’s required minimum statutory withholdings taxes for the respective tax jurisdiction attributable to any share of Common Stock or property deliverable in connection with the Restricted Stock. Grantee may satisfy any withholding obligation in whole or in part by electing to have Motorola retain shares of the Restricted Stock having a Fair Market Value on the date the Restrictions lapse equal to the minimum amount to be withheld. “Fair Market Value” for this purpose shall be the closing price for a share of Common Stock on the last trading day before the date the Restrictions lapse as reported for the New York Stock Exchange Composite Transactions in the Wall Street Journal, Midwest edition.

8. Consent to Transfer Personal Data. By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. Motorola, its Subsidiaries and your employer hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in Motorola, or details of all restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Motorola and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing your consent may affect your ability to participate in the Plan.

9. Nature of Award. By accepting this Award Agreement, the Grantee acknowledges his or her understanding that the grant of Units under this Award Agreement is completely at the discretion of Motorola, and that Motorola’s decision to make this Award in no way implies that similar awards may be granted in the future. In addition, the Grantee hereby acknowledges that he or she has entered into employment with Motorola or a Subsidiary upon terms that did not include this Award or similar awards, that his or her decision to continue employment is not dependent on an expectation of this Award or similar awards, and that any amount received under this Award is considered an amount in addition to that which the Grantee expects to be paid for the performance of his or her services.

10. Other Rights. The grant of Restricted Stock does not confer upon Grantee any right to continue in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Motorola Subsidiary, to terminate Grantee’s employment at any time.

11. Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the internal law and not the law of conflicts of the State of Illinois.

12. Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.

13. Actions of the Compensation Committee. The Compensation Committee may delegate its authority to administer this Award. The actions and determinations of the Compensation Committee or its delegate shall be binding upon all parties.

14. Acceptance of Terms and Conditions. By electronic acceptance of this Award of Restricted Stock within 30 days of the Date of Grant, you agree to be bound by the foregoing terms and conditions, the Plan and any and all rules and regulations established by Motorola in connection with awards issued under the Plan. If you do not electronically accept this Award within 30 days after the Date of Grant you will not be entitled to the Restricted Stock.

15. Plan Documents. The Plan and the Prospectus for the Plan are available at http://hr2.mot.com/stockadmin or from Motorola Global Rewards 1303 East Algonquin Road, Schaumburg, IL 60196 USA, (847) 576-7885.

4